Exhibit 99.1

Digital Locations CEO Rich Berliner Discusses the Need for High-Speed Internet Connectivity with Industry Leader

John Gilbert, Executive Chairman of Prescriptive Data, comments about the need to provide building owners, managers, and tenants with seamless high-speed communications

SANTA BARBARA, CA, June 20, 2023 (GLOBE NEWSWIRE) — Digital Locations, Inc. (DLOC), the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that its CEO, Rich Berliner, recently spoke with John Gilbert, Executive Chairman of Prescriptive Data about his long standing commitment to provide building owners, managers and tenants with seamless high-speed communications.

In 2015, Prescriptive Data was born in the engine room of 345 Park Avenue, a 1.8 million square foot building in New York City owned by Rudin Management. The Rudin Management operations team needed a single pane of glass to visualize all their operational technologies, correlate trends, predict anomalies, and automate building operations across their 15 million square foot portfolio.

So, John Gilbert (COO) and Gene Boniberger (SVP, Operations) at Rudin hired a team of software engineers to design a product that solved commercial real estate’s biggest operational challenges. They called their solution, Nantum OS.

Prescriptive Data’s Award-Winning Nantum OS uses AI and energy data for smarter and more sustainable buildings and profitable real estate operations. The company is focused on providing cost savings and enhanced thermal comfort in built spaces. Nantum OS provides analytics using communications protocols to give real time performance data to real estate stakeholders. After serving as COO at Rudin Management for over 35 years, John Gilbert now serves as Executive Chairman of Prescriptive Data.

Mr. Gilbert commented, “I’ve always believed what the telco carriers and real estate owners need to do is to better understand each other’s problems and opportunities and work together to really focus on how we can ultimately serve the customer to the greatest extent possible. Now suddenly with CBRS and 5G, real estate can not only have optical fiber to the desktop but to have ubiquitous broadband wireless in buildings. The real estate industry is just starting to embrace the value and the power of what the FCC did in establishing this CBRS opportunity. It’s about more secure networks, more powerful broadband networks including IoT to speed up decarbonization and the ability to deliver the greatest experience possible.”

During the discussion, Mr. Gilbert focused on how vital secure and robust optical fiber and wireless broadband is the “Holy Grail” for landlords, managers, and tenants. The need to have high speed connectivity at every desk, the Internet of things (IoT) in every building and the ability to grab data throughout the building to decarbonize and to deliver a great experience to tenants should be the goal for the future.

Mr. Gilbert concluded, “The bottom line is that good communications technology is key to the success of any business, especially for real estate owners and their tenants.”

This conversation can be viewed at https://youtu.be/rWdt-gAZ39U

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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Press Contact:

communications@digitallocations.com

(805) 456-7000